MasterBrand Reports First Quarter 2024 Financial Results

•Net sales decreased 5.7% year-over-year to $638.1 million
•Net income was $37.5 million compared to $35.0 million in the prior year
•Adjusted EBITDA1 margin increased 40 basis points year-over-year to 12.4%
•Diluted earnings per share were $0.29 compared to $0.27 in the prior year quarter; adjusted diluted earnings per share1 were $0.29 compared to $0.28 in the prior year quarter
•Operating cash flow was $18.7 million with free cash flow1 of $11.7 million
•Reiterates 2024 financial outlook

BEACHWOOD, Ohio.--(BUSINESS WIRE)--May 7, 2024-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced first quarter 2024 financial results.

“We delivered a solid quarter of results to start the year, with continued year-over-year adjusted EBITDA margin expansion and strong first quarter free cash flow,” said Dave Banyard, President and Chief Executive Officer. “We are pleased to see the year progressing largely in line with our expectations, from both an end market demand and an operational standpoint. The team continued to make meaningful progress across all our strategic initiatives: Align to Grow, Lead through Lean and Tech Enabled. We are reaping the benefits of prior work in these areas, and we believe our current efforts will continue to yield results in the future.”

First Quarter 2024
Net sales were $638.1 million, compared to $676.7 million in the first quarter of 2023, a decrease of 5.7%. Gross profit was $204.7 million, flat compared to $204.6 million in the prior year. Gross profit margin expanded 190 basis points to 32.1%, as cost savings from strategic initiatives and continuous improvement, more than offset the negative impact of lower average selling prices, due primarily to trade downs and a return to normal promotional activities, and personnel inflation.

Net income was $37.5 million, compared to $35.0 million in the first quarter of 2023, an increase of 7.1%, due to lower interest expense and a lower effective tax rate.

Adjusted EBITDA1 was $79.4 million, compared to $81.5 million in the first quarter of 2023. Adjusted EBITDA1 margin expanded 40 basis points to 12.4%, compared to 12.0% in the first quarter of 2023.

Diluted earnings per share were $0.29 compared to $0.27 in the first quarter of 2023. Adjusted diluted earnings per share1 were $0.29 compared to $0.28 in the first quarter of 2023.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Share Repurchases
As of March 31, 2024, the Company had $153.7 million in cash and $477.3 million of availability under its revolving credit facility. Our ratio of total debt to net income from the most recent four quarters was 3.8x as of March 31, 2024. Net debt1 was $554.3 million and net debt to adjusted EBITDA1 was 1.5x.

Operating cash flow was $18.7 million for the thirteen weeks ended March 31, 2024, compared to $62.1 million in the first quarter of 2023. Free cash flow1 was $11.7 million for the thirteen weeks ended March 31, 2024, compared to $59.2 million in the first quarter of 2023. The positive free cash flow is the result of our disciplined working capital management, despite normal seasonal working capital needs.

During the thirteen weeks ended March 31, 2024, the Company repurchased approximately 104 thousand shares of common stock.

2024 Financial Outlook
For full year 2024, the Company reiterates expectations:

•Net sales year-over-year decline of low single-digit percentage to flat
•Adjusted EBITDA1,2 in the range of $370 million to $400 million, with related adjusted EBITDA margin1,2 of roughly 14.0 to 14.5 percent
•Adjusted Diluted EPS1,2 in the range of $1.40 to $1.60

The Company continues to expect net sales performance to be in line with the underlying market demand, and initiatives designed to gain share to more than offset trade downs and continued soft end market demand. Our flexible manufacturing network, coupled with further cost savings from our strategic initiatives and continuous improvement efforts should allow for flat to slightly higher full year adjusted EBITDA1 margin.

“With our first quarter financial and operational performance in line with our expectations, we are reiterating our full year 2024 outlook provided on February 26, 2024,” said Andi Simon, Executive Vice President and Chief Financial Officer. “Despite some increased macroeconomic uncertainty, we believe our initial view of end market demand remains intact, and continued execution on our strategic initiatives will allow us to achieve our full year 2024 outlook while simultaneously investing in the business for growth.”

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal 2024 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, May 7, 2024, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through May 21, 2024. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13745262. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. These non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, see the financial statement section of this earnings release for detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure. We have not provided a reconciliation of our fiscal 2024 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including gains and losses associated with our defined benefit plans and restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,400 dealers, major retailers and builders. MasterBrand employs over 12,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 31, 2023, and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

◦Our ability to develop and expand our business;
◦Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
◦Our anticipated financial resources and capital spending;
◦Our ability to manage costs;
◦Our ability to effectively manage manufacturing operations, and capacity or an inability to maintain the quality of our products;
◦The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
◦Our ability to accurately price our products;
◦Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
◦The effects of competition and consolidation of competitors in our industry;
◦Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
◦The effect of climate change and unpredictable seasonal and weather factors;
◦Conditions in the housing market in the United States and Canada;
◦The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
◦Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
◦Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;
◦The effects of a public health crisis or other unexpected event; and
◦Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	March 31, 2024	March 26, 2023
NET SALES	$638.1	$676.7
Cost of products sold	433.4	472.1
GROSS PROFIT	204.7	204.6
Gross Profit Margin	32.1%	30.2%
Selling, general and administrative expenses	137.8	135.3
Amortization of intangible assets	3.7	4.0
Restructuring charges (adjustments)	0.4	(0.4)
OPERATING INCOME	62.8	65.7
Interest expense	14.1	17.4
Other (income) expense, net	(0.3)	0.4
INCOME BEFORE TAXES	49.0	47.9
Income tax expense	11.5	12.9
NET INCOME	$37.5	$35.0
Average Number of Shares of Common Stock Outstanding
Basic	127.0	128.2
Diluted	130.5	129.5
Earnings Per Common Share
Basic	$0.30	$0.27
Diluted	$0.29	$0.27

SUPPLEMENTAL INFORMATION
(Unaudited)

	13 Weeks Ended
	March 31,	March 26,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2024	2023
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net income (GAAP)	$37.5	$35.0
Interest expense	14.1	17.4
Income tax expense	11.5	12.9
Depreciation expense	12.2	11.3
Amortization expense	3.7	4.0
EBITDA (Non-GAAP Measure)	$79.0	$80.6
[1] Separation costs	—	1.6
[2] Restructuring charges (adjustments)	0.4	(0.4)
[3] Restructuring-related adjustments	—	(0.3)
Adjusted EBITDA (Non-GAAP Measure)	$79.4	$81.5

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$37.5	$35.0
[1] Separation costs	—	1.6
[2] Restructuring charges (adjustments)	0.4	(0.4)
[3] Restructuring-related adjustments	—	(0.3)
[4] Income tax impact of adjustments	(0.1)	(0.2)
Adjusted Net Income (Non-GAAP Measure)	$37.8	$35.7

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.29	$0.27
Impact of adjustments	$—	$0.01
Adjusted Diluted EPS (Non-GAAP Measure)	$0.29	$0.28

Weighted average diluted shares outstanding	130.5	129.5

4. Profit Margins
Net Sales	$638.1	$676.7
Gross Profit	$204.7	$204.6
Gross Profit Margin %	32.1%	30.2%
Adjusted EBITDA Margin %	12.4%	12.0%

TICK LEGEND:

[1] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

[2] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for the first quarter of fiscal 2024 are comprised of workforce reduction costs and other costs to maintain facilities that have been closed, but not yet sold. The restructuring adjustments for the first quarter of fiscal 2023 are recoveries of previously recorded restructuring charges resulting from changes in estimates of accruals recorded in prior periods.

[3] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines, accelerated depreciation expense, and gains/losses on the sale of facilities closed as a result of restructuring actions. The restructuring-related adjustments for the first quarter of fiscal 2023 are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods.

[4] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [3] above were tax effected based upon the effective tax rates for the respective periods. The effective tax rate was calculated by dividing income tax expense by income before taxes for the respective periods.

	13 Weeks Ended
	March 31,	March 26,
(U.S. Dollars presented in millions, except percentages)	2024	2023
Income taxes (a)	$11.5	$12.9
Income before taxes (b)	49.0	47.9
Effective income tax rate (a)/(b)	23.5%	26.9%

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 26,
(U.S. Dollars presented in millions)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$153.7	$116.3
Accounts receivable, net	224.4	278.3
Inventories	247.9	349.6
Other current assets	76.5	66.4
TOTAL CURRENT ASSETS	702.5	810.6
Property, plant and equipment, net	353.3	344.0
Operating lease right-of-use assets, net	59.9	62.8
Goodwill	924.3	923.8
Other intangible assets, net	330.9	345.3
Other assets	29.2	21.6
TOTAL ASSETS	$2,400.1	$2,508.1
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$163.6	$202.8
Current portion of long-term debt	26.9	22.2
Current operating lease liabilities	16.3	14.4
Other current liabilities	133.6	149.4
TOTAL CURRENT LIABILITIES	340.4	388.8
Long-term debt	681.1	917.4
Deferred income taxes	81.9	84.4
Pension and other postretirement plan liabilities	8.3	12.2
Operating lease liabilities	45.8	50.6
Other non-current liabilities	13.6	8.3
TOTAL LIABILITIES	1,171.1	1,461.7
Stockholders' equity	1,229.0	1,046.4
TOTAL EQUITY	1,229.0	1,046.4
TOTAL LIABILITIES AND EQUITY	$2,400.1	$2,508.1

Reconciliation of Net Debt
Current portion of long-term debt	$26.9	$22.2
Long-term debt	681.1	917.4
LESS: Cash and cash equivalents	(153.7)	(116.3)
Net Debt	$554.3	$823.3
Adjusted EBITDA for Prior Fiscal Year	383.4	411.4
LESS: Adjusted EBITDA for 13 weeks ended prior year first quarter	(81.5)	(80.8)
PLUS: Adjusted EBITDA for 13 weeks ended current year first quarter	79.4	81.5
Adjusted EBITDA (trailing twelve months)	$381.3	$412.1
Net Debt to Adjusted EBITDA	1.5x	2.0 x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	March 31,	March 26,
(U.S. Dollars presented in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$37.5	$35.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12.2	11.3
Amortization of intangibles	3.7	4.0
Restructuring charges, net of cash payments	(0.8)	(10.4)
Amortization of finance fees	0.5	0.5
Stock-based compensation	4.3	4.9
Changes in operating assets and liabilities:
Accounts receivable	(21.7)	14.1
Inventories	1.6	23.3
Other current assets	1.3	(2.0)
Accounts payable	10.2	(16.9)
Accrued expenses and other current liabilities	(29.6)	(14.6)
Other items	(0.5)	12.9
NET CASH PROVIDED BY OPERATING ACTIVITIES	18.7	62.1
INVESTING ACTIVITIES
Capital expenditures	(7.0)	(2.9)
Proceeds from the disposition of assets	—	0.2
NET CASH USED IN INVESTING ACTIVITIES	(7.0)	(2.7)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	—	40.0
Repayments of long-term and short-term debt	—	(79.6)
Repurchase of common stock	(1.6)	—
Payments of employee taxes withheld from share-based awards	(4.9)	(2.8)
Other items	(0.6)	(0.3)
NET CASH USED IN FINANCING ACTIVITIES	(7.1)	(42.7)
Effect of foreign exchange rate changes on cash and cash equivalents	0.4	(1.5)
NET INCREASE IN CASH AND CASH EQUIVALENTS	$5.0	$15.2
Cash and cash equivalents at beginning of period	$148.7	$101.1
Cash and cash equivalents at end of period	$153.7	$116.3

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$18.7	$62.1
Less: Capital expenditures	(7.0)	(2.9)
Free cash flow	$11.7	$59.2